                                     Attachment A
                             SENECA FOODS CORPORATION AND
                                     SUBSIDIARIES
                               PRO FORMA CONSOLIDATED
                              CONDENSED BALANCE SHEETS
                                  OCTOBER 30, 1993
                                     (Unaudited)
                              (In Thousands of Dollars)

                                   Consolidated    Pro Forma      Pro Forma
                                    Historical    Adjustments      Balance
                                    __________    ___________     _________
ASSETS
Current Assets:
Cash and Short Term Invest.            $11,292     ($8,472) (c)        $2,820
Accounts Receivable, Net                20,263        1,373 (a)        21,636
Inventories                            120,402        4,798 (a)       125,200
Off Season Reserve                    (14,857)                       (14,857)
Deferred Tax Asset , Net                 2,422                          2,422
Other Current Assets                       961                            961
Total Current Assets                   140,483      (2,301)           138,182
Prop., Plant and Eq., Net               73,529        5,600            79,129
Common Stock of Moog Inc.                6,079                          6,079
Other Assets                               202                            202
                                      ________      _______          ________
                                      $220,293       $3,299          $223,592

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Notes Payable                               --       $1,366 (c)       $ 1,366
Accounts Payable                        32,688        1,759 (a)        34,447
Accrued Expenses                        15,205                         15,205
Income Taxes                             2,055           68 (b)         2,123
Current Portion of Long Term Debt
  and Capital Lease Obligations          5,081                          5,081
                                        ______       ______           _______
Total Current Liabilities               55,029        3,193            58,222
Long Term Debt                          70,461                         70,461
Capital Lease Obligations                  981                            981
Deferred Income Taxes                   10,926                         10,926
Stockholder's Equity:
Preferred Stock                             70                             70
Common Stock                             1,911                          1,911
Additional Paid in Capital                 382                            382
Retained Earnings                       80,533          106 (a)        80,639
Stockholders' Equity                    82,896          106            83,002
                                      ________       ______          ________
                                      $220,293       $3,299          $223,592

The accompanying notes are an integral part of these unaudited Pro Forma Condensed Financial Statements.

                               SENECA FOODS CORPORATION, AND
                                       SUBSIDIARIES
                               PRO FORMA CONDENSED STATEMENT
                                         OF INCOME
                             THREE MONTHS ENDED OCTOBER 30, 1993
                                        (Unaudited)
                              (In thousands, except share data)


                                    Consolidated    Pro Forma      Pro Forma
                                     Historical    Adjustments      Balance
                                    ____________   ___________     _________
Net Sales                              $62,003      $13,075 (a)       $75,078

Costs and Expenses:
Cost of Product Sold                    53,385       11,945 (a)        65,330
Selling and Administrative               6,637          620 (a)         7,257
Interest Expense                         1,557          336 (a)         1,893
                                        ______       ______           _______
  Total Costs and Expenses              61,579       12,901            74,480

Income Before Income Taxes and             424          174 (a)           598
Extraordinary Item

Income Taxes                               165           68 (a)           233
                                        ______       ______            ______

Earnings from Continued Operations
  less Appl. Income Taxes                 $259         $106              $365


Net Earnings Applicable to
  Common Stock                            $253         $106              $359

Earnings from Continuing
  Operations Per Share                   $0.08        $0.04             $0.12

Weighted Average Common Shares O/S   3,018,666    3,018,666         3,018,666

The accompanying notes are an integral part of these unaudited
Pro Forma Condensed Financial Statements.


                       SENECA FOODS CORPORATION, AND SUBSIDIARIES
                        PRO FORMA CONDENSED STATEMENT OF INCOME
                          TWELVE MONTHS ENDED JULY 31, 1993
                                     (Unaudited)
                          (In thousands, except share data)


                                   Consolidated     Pro Forma       Pro Forma
                                    Historical     Adjustments       Balance
                                   ____________    ___________      _________

Net Sales                             $257,402      $60,900 (a)      $318,302

Costs and Expenses:

Cost of Product Sold                   222,143       56,563 (a)       278,706
Selling and Administrative              26,166        3,169 (a)        29,335
Interest Expense                         5,834        1,289 (a)         7,123
                                       _______       ______           _______
  Total Costs and Expenses             254,143       61,021           315,164

Income Before Income Taxes and           3,259        (121) (a)         3,138
Extraordinary Item

Income Taxes                               106          (4) (a)           102
                                       _______       ______           _______

Earnings from Continued Op.             $3,153       ($117)            $3,036

Net Earnings- Common Stock              $3,130       ($117)            $3,013

Earnings Per Share                       $1.02      ($0.04)             $0.99

Wtd Ave. Common Shares O/S           3,085,333    3,085,333         3,085,333

The accompanying notes are an integral part of these unaudited
Pro Forma Condensed Financial Statements.


                       SENECA FOODS CORPORATION AND SUBSIDIARIES
                NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS


    October 30, 1993 Statements (Last previous fiscal quarter):

  (a) The Pro Forma adjustments referenced as (a), reflect the addition of the assets and liabilities and related income and expense accounts of the ERLY Juice Inc., WorldMark, and Sanofi. Certain assets of ERLY Juice and WorldMark were purchased on December 20, 1993, and certain assets of Sanofi were purchased on November 30, 1993 as described in Item 2 of this Form 8-K.

  (b) The Pro Forma adjustments referenced as (b), reflect the the estimated federal and state income tax effect of aforementioned purchases.

  (c) The Pro Forma adjustments referenced as (c), reflect the source of the funds used by the aforementioned purchases.

 July 31, 1993 Statements (Last previous year end):

 The Pro Forma adjustments reflect the addition of the July 31, 1993 assets and liabilities and income and expense accounts related to the acquired.